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EXHIBIT 99.1

Investors: Joe Reinhart
(503) 671-5500
Press: Fletcher Chamberlin
(503) 671-5233

FOR IMMEDIATE RELEASE

Don VanLuvanee Retires as President and CEO of ESI

Portland, Oregon (April 22, 2002)—Electro Scientific Industries, Inc. (NasdaqTM—ESIO) announced today that Donald R. VanLuvanee has retired as president and chief executive officer of the company. The company's board of directors will commence a search to identify a replacement for Mr. VanLuvanee. David F. Bolender, chairman of the board of directors, has been named acting chief executive officer, and James T. Dooley has been named Senior Vice President and acting chief operating officer. Mr. Dooley will also continue as the chief financial officer of the company. Mr. VanLuvanee will be a consultant to the company.

"Don's leadership has made an enormous and lasting contribution to ESI in the last decade," said Mr. Bolender. "As our business begins to recover from the recent industry downturn, he leaves the company with excellent market positions, a steady flow of new products, a skilled management team and a very solid balance sheet. We appreciate Don's many contributions and wish him the very best."

"I am proud of the team that ESI has built," said Mr. VanLuvanee. "We have channeled the company's leading-edge technology into products that add significant value for our customers and have generated significant long-run shareholder returns. I look forward to continuing my association with the company, on a much reduced level, as I primarily focus on the items necessary to minimize the current and future impact of my stroke."

Mr. VanLuvanee, 57, became president and CEO of ESI in 1992, when the company had $58 million in revenue. In the most recent full fiscal year, ended June 2, 2001, revenues totaled $496 million. Mr. VanLuvanee is a board member of FEI Company of Hillsboro, Oregon and Micro Component Technology of Minneapolis, Minnesota. He is chair of the Oregon State Board of Higher Education, a national director at large of the American Electronics Association, a director of the Oregon Business Council and a board member of Associated Oregon Industries, along with numerous other civic and business associations.

About ESI

ESI, headquartered in Portland, Oregon, designs and manufactures sophisticated products used around the world in electronics manufacturing including: laser manufacturing systems for semiconductor yield improvement; production and test equipment for the manufacture of surface mount ceramic capacitors; laser trim systems for precise electrical tuning of circuits; precision laser and mechanical drilling systems for electronic interconnection; and machine vision systems. Electro Scientific Industries is traded on the NASDAQ National Market System under the symbol, "ESIO." ESI's web site is http://www.esi.com.

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EXHIBIT 99.1